Exhibit 10.2

AVERY DENNISON CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT, dated [Grant Date] (the “Grant Date”), is made by and between Avery Dennison Corporation, a Delaware corporation (the “Company”), and [Participant Name], a non-employee Director of the Company (“Awardee”).

WHEREAS, the Compensation and Executive Personnel Committee has reviewed and recommended, and the Board has approved, the Non-Employee Director Equity Compensation Program, which provides for certain equity awards to be granted annually to the Company’s non-employee Directors; and

WHEREAS, the Company hereby grants an Award of Restricted Stock Units (the “RSUs” and such Award, the “RSU Award”) provided for herein to Awardee under the terms of the Avery Dennison Corporation 2017 Incentive Award Plan (the “Plan”).

NOW, THEREFORE, the Company and Awardee hereby agree as follows:

ARTICLE 1 - DEFINITIONS

Terms not defined herein shall have the meanings given to them in the Plan.

ARTICLE 2 – TERMS OF AWARD

2.1  RSU Award

As of the Grant Date, the Company grants to Awardee the RSU Award, which represents a right to receive [Number of shares granted] shares of Common Stock in the future, subject to the terms and conditions set forth in this Agreement and the Plan.  Each RSU represents a right to receive one hypothetical share of Common Stock.  The RSU Award shall be held on the books and records of the Company (or its designee) for Awardee’s RSU account, but shall not represent an equity interest in the Company until such time as actual shares of Common Stock shall be issued to Awardee.  The RSU Award shall be earned, vested and paid as set forth in this Agreement and shall not earn Dividend Equivalents.  Except as set forth in Sections 2.4 through 2.6, the RSU Award shall vest and become nonforfeitable on the first anniversary of the Grant Date, subject to Awardee’s continued service as a Director through such anniversary.

2.2  Restriction Period

(a)  No portion of the RSU Award may be sold, pledged, assigned or transferred in any manner, other than (i) by will or the laws of descent and distribution or (ii) subject to the consent of the Administrator, pursuant to a DRO, unless and until all or a portion of the RSU Award becomes vested and the underlying shares of Common Stock are issued.  The period of time between the Grant Date and the date all or a portion of the RSU Award becomes vested is referred to herein as the “Restriction Period.”  At the time all or a portion of the RSU Award vests, all or a portion of the RSUs vest, as applicable.  Notwithstanding any other provision, the RSUs must be vested before the Company is obligated to settle the RSU Award as described in Article 3.

(b)  Subject to Sections 2.4 through 2.6, if Awardee experiences a Termination of Service, the portion of the RSU Award that has not vested by the time of Awardee’s Termination of Service shall be forfeited by Awardee.

2.3  Lapse of Restriction Period

The Restriction Period shall lapse when the RSU Award vests as set forth above or as otherwise set forth in this Agreement.

2.4  Change in Control

In the event of a Change in Control, the restrictions in this Agreement will lapse and be removed if the RSU Award becomes vested pursuant to Section 13.2(d) or 13.2(e) of the Plan or any Administrator action related thereto.

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2.5  Death; Disability

If Awardee’s relationship with the Company terminates by reason of Awardee’s death or Disability, the restrictions imposed upon the RSU Award granted to Awardee pursuant to this Agreement will lapse and be removed, and the RSU Award will be earned and vested as of the date of Termination of Service.

2.6  Retirement

If Awardee’s relationship with the Company terminates by reason of Awardee’s Retirement, the restrictions imposed upon the RSU Award granted to Awardee pursuant to this Agreement will lapse and be removed, and the RSU Award will be earned and vested as of the date of Termination of Service, subject to Section 4.3.

2.7  Adjustments in RSU Award

Without limiting any other actions under Section 13.2 of the Plan, in the event of an Equity Restructuring, the Administrator shall make appropriate and equitable adjustments to the RSU Award granted hereunder in accordance with Section 13.2(c) of the Plan.

ARTICLE 3 – ISSUANCE OF COMMON STOCK

3.1  Maturity Date

Subject to Section 3.2, the Company shall issue via electronic transfer to Awardee’s brokerage account the number of shares of Common Stock represented by the number of vested RSUs as soon as practical following the vesting of same, but in no event later than two and one-half (2.5) months after the date on which the RSUs vest.  Delivery of these shares of Common Stock shall satisfy in full the Company’s obligations under this Agreement. The shares of Common Stock deliverable for the RSU Award, or any part thereof, may be either previously authorized but unissued shares, treasury shares or shares purchased on the open market.  Such shares shall be fully paid and nonassessable.  Awardee shall not have the rights of a shareholder with respect to this RSU Award until the underlying shares of Common Stock are issued to Awardee.

3.2  Conditions to Issuance of Common Stock

Without limiting any conditions set forth in Section 11.4 of the Plan, the issuance of shares of Common Stock is subject to Awardee’s establishment of an equity account with a broker designated by the Company (currently Fidelity Investments) so that the shares from vested RSUs may be electronically transferred to Awardee’s account.

3.3  Tax Obligations

Without limiting the Company’s rights under Section 11.2 of the Plan, Awardee shall be liable for any and all taxes, including withholding taxes, arising out of this RSU Award or the vesting or settlement of the RSU Award hereunder.

ARTICLE 4 – MISCELLANEOUS

4.1  Agreement Subject to Plan

The Agreement is subject to the terms of the Plan, and in the event of any conflict between this Agreement and the Plan, the Plan shall control.

4.2  Administration

The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules and procedures for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules and procedures. Nothing in the Plan or in this Agreement confers upon Awardee any right to continue as a Director for the Company, or shall interfere with or restrict in any way the rights of the Company, which rights are hereby expressly reserved, to discharge Awardee at any time for any reason whatsoever, with or without Cause, and with or without notice, or to terminate or change all other terms and conditions of engagement.

4.3  Section 409A

The RSU Award granted hereunder is intended to be exempt from or comply in all respects with Section 409A, and this Agreement shall be interpreted accordingly.  However, in the event that following the Grant Date the Administrator determines that the RSU Award may be subject to Section 409A, the Administrator may (but is not obligated to), without Awardee’s consent, adopt such amendments to the Plan and this Agreement or adopt

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other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the RSU Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the RSU Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of the RSU Award under Section 409A or otherwise. The Company shall have no obligation to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to the RSU Award and shall have no liability to Awardee or any other person if the RSU Award is determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A. No provision of this Agreement or the Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Awardee or any other individual to the Company or any of its affiliates, employees or agents.

4.4  Construction

This Agreement and the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.  Titles are provided in this Agreement for convenience only and shall not serve as a basis for interpretation or construction of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto.

Awardee	Avery Dennison Corporation

[Signed Electronically]	By:	/s/ Dean A. Scarborough
Executive Chairman,
on behalf of the Board of Directors
Acceptance Date: [Acceptance Date]

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